EX-10.50a      Copy of Voluntary Separation Agreement and
               Release Between Douglas A. Hayward and the registrant.

       VOLUNTARY SEPARATION AGREEMENT AND RELEASE

     This memorandum sets forth the terms and conditions of the Voluntary Separation Agreement and Release ("Agreement") between Douglas A. Hayward, on his own behalf and on behalf of his estate, heirs, executors, administrators, attorneys, successors and assigns (hereinafter collectively referred to as the "Employee"), and The WellCare Management Group, Inc., WellCare of Connecticut, Inc., WellCare of New York, Inc., its and their parent(s), branches, agencies, subsidiaries, affiliates, related companies and divisions and their respective successors, assigns, representatives, agents, officers, directors, shareholders, and employees, whether current or former (hereinafter collectively referred to as "WellCare").

     WHEREAS, the Employee and WellCare have agreed that the Employee's employment with WellCare will be terminated effective
November 17, 1997 (the "Termination Date");

     WHEREAS, the Employee will receive his base salary through November 17, 1997, and shall be paid for all unused accrued vacation in the amount of $7,010.83, and for all outstanding business-related expenses in the amount of $2,247.80 (to the extent not previously reimbursed);

     WHEREAS, the Employee shall voluntarily resign as an officer and a member of the board of directors of WellCare, effective November 17, 1997. Notwithstanding anything to the contrary in this Agreement, November 17, 1997 shall be his final date of employment with WellCare in any capacity.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and undertakings set forth herein, the Employee and WellCare agree as follows:

     1. The employment agreement dated May 29, 1996, by and between the Employee and WellCare ("Employment Agreement"), and all rights and obligations of the Employee and WellCare thereunder shall terminate effective at 5:00 p.m. on the seventh day after Employee executes this Agreement, provided, however, that Employee does not revoke this Agreement within seven (7) days after signing it pursuant to paragraph 18 of this Agreement.

     2. As consideration for the Employee's release of any and all claims against WellCare as set forth in paragraph 3 herein, WellCare agrees:

          (a) to provide the Employee with bi-weekly payments of $7,307.70, less applicable deductions, for the period from November 18, 1997 through August 23, 1999, PROVIDED, HOWEVER, that in the event the Employee secures Alternative Employment, as defined below, said payments shall cease as of the date the Alternative Employment commences. For purposes of this Agreement, "Alternative Employment" shall mean any provision of services to a health maintenance organization that is in competition with WellCare in the States of Connecticut or New York. During the period in which the Employee is receiving payments pursuant to this paragraph 2(a), the Employee shall (i) be reasonably available via telephone to answer questions from Joseph R. Papa, Chief Executive Officer of WellCare, or his designee, relating to those services the Employee performed prior to the termination of his employment, and (ii) be available, upon reasonable notice and at times reasonably convenient to the parties, to perform services for WellCare up to one day per week from November 18, 1997 through February 17, 1998. In connection with such telephone conferences and services, WellCare shall reimburse Employee for all reasonable travel and other expenses incurred or paid by Employee, upon presentation by Employee of documentation, expense statements, vouchers and/or such other supporting information as WellCare may reasonably request. In the event that a "Change in Control," as defined in Schedule 3.3(c) annexed to the Employment Agreement, occurs prior to August 23, 1999, at the Employee's option the remaining bi-weekly payments due under the paragraph 2(a) shall be accelerated and shall be paid to Employee in a single lump sum within ten (10) business days of receipt of the Employee's request; PROVIDED, HOWEVER, WellCare shall be entitled to recover from the Employee a ratable portion of such lump sum payment if the Employee commences Alternative Employment prior to August 23, 1999. The Employee will notify WellCare in writing within five business days of his procuring Alternative Employment;

          (b) to pay for the continuation, or if applicable the conversion, of the Employee's health and dental insurance coverage in WellCare's group health and dental insurance plans, as in effect for the Employee and his covered family members immediately prior to his Termination Date, for the period from November 18, 1997 through August 23, 1999. In the event the Employee relocates out of the geographic coverage area of such health care insurance coverage, WellCare shall reimburse the Employee for his payment of premiums for alternative health care insurance coverage, up to the amount of WellCare paid premiums for the health care insurance coverage provided to the Employee immediately prior to his relocation, for the remainder of the WellCare paid period as set forth in this paragraph 2(b). Notwithstanding the foregoing, WellCare's obligation to pay for such continuation and/or conversion coverage(s) shall cease in the event the Employee secures full-time employment (i.e., employment other than on a part-time basis or as a consultant) and is eligible to be covered under a health benefits package. The Employee will notify WellCare in writing within five business days of his procuring other employment, and WellCare shall be entitled to recover from the Employee any amounts paid for such coverages after the date the Employee commences other employment;

          (c)  to pay the premiums, when due, (or if
applicable, reimburse the Employee for the premiums) for $250,000 of term life insurance coverage under the Employee's individual life insurance policy with Travelers Insurance, as in effect immediately prior to the Employee's Termination Date, for the period from November 18, 1997 through August 23, 1999. If WellCare is billed directly by Travelers for the above mentioned life insurance policy, WellCare shall timely remit to Travelers an amount equal to the premiums required to procure an additional $250,000 of coverage under such policy, so that the Employee shall have in force $500,000 of such term life insurance coverage through August 23, 1999; PROVIDED, HOWEVER, that the payments due to Employee under paragraph 2(a) above shall be reduced by the amounts paid by WellCare for such additional life insurance coverage. Notwithstanding the foregoing, WellCare's obligation to make the payments provided for in this paragraph 2(c) shall cease in the event the Employee secures other employment. The Employee will notify WellCare in writing within five business days of his procuring other employment, and WellCare shall be entitled to recover from the Employee any amounts paid under this paragraph 2(c) after the date the Employee commences other employment; and

          (d) to reimburse the Employee for premiums due and payable by Employee for his individual Long-Term Disability policy with Indianapolis Life as in effect immediately prior to the Employee's Termination Date, for the period from November 18, 1997 through August 23, 1999. Notwithstanding the foregoing, WellCare's obligation to make the payments provided for in this paragraph 2(d) shall cease in the event that the Employee secures other employment. The Employee will notify WellCare in writing within five business days of his procuring other employment, and WellCare shall be entitled to recover from the Employee any amounts paid under this paragraph 2(d) after the date the Employee commences other employment.

          3. In exchange for the payments and benefits set forth in paragraph 2 above and for other good and valuable consideration, the Employee hereby releases WellCare from any and all liability for any claims against WellCare as of the date of his execution of this Agreement, whether known or unknown to him, that may arise under express or implied contract, federal, state or local statute, executive order, law, ordinance, tort or other obligations arising out of public policy. This release includes but is not limited to any claims for discrimination on the basis of race, color, sex, national origin, religion, disability, age, marital status and veteran status, including but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act of 1938, the New York State Human Rights Law, and all claims for wages, monetary or equitable relief, vacation, other employee fringe benefits, benefit plans, medical plans, 401(k) plans, stock options plans or attorneys' fees. The foregoing release shall not extend to: (a) any rights or claims against WellCare that arise after the execution of this Agreement;
(b) any rights or claims in connection with the enforcement of this Agreement; (c) any rights to indemnification under applicable law or under the bylaws of WellCare that apply to Employee as a former officer, director and employee of WellCare; and (d) any rights with respect to the vested value of his participation in WellCare's benefit plans (including the 401k plan), which Employee shall retain in accordance with the terms of said plans. This Agreement does not constitute any admission by WellCare that it has violated any such law or legal obligation with respect to any aspect of the Employee's employment or termination therefrom.

          4.   The Employee represents, warrants and
acknowledges that WellCare owes him no wages, commissions, bonuses, sick pay, personal leave pay, holiday pay, severance pay, vacation pay, tuition reimbursement, stock options, auto allowance, 401(k) Plan benefits or other compensation or benefits or payments or forms of remuneration of any kind or nature, other than that specifically provided for in this Agreement. Reference is made to Section 3.2 of the Employment Agreement and to the Option Agreements dated May 29, 1996 (collectively, the "1996 Option Agreement"), and the Option Agreement dated June 27, 1997 (the "1997 Option Agreement" and together with the 1996 Option Agreements, collectively the "Option Agreements"). Employee and WellCare hereby acknowledge that: (i) 50% of the options issued under the 1996 Option Agreement (or options to purchase an aggregate of 20,000 shares) are currently exercisable; (ii) none of the options granted under the 1997 Option Agreement are currently exercisable; (iii) as a result of his termination of employment, no further options granted under the Option Agreements or otherwise shall become exercisable; and that (iv) under the 1996 Option Agreement, the Employee has three months from the date of termination of employment in which to exercise the 20,000 options that are currently exercisable as of the date hereof. Employee further acknowledges and agrees that WellCare has no further obligation to issue any options to the Employee under the Employment Agreement or otherwise.

          5. The Employee confirms that he has delivered to WellCare any and all property and equipment of WellCare, including his car, beeper, phone, keys, laptop or other computers, and any other WellCare items he may have had in his possession.

          6. The Employee represents and agrees that: (a) he has not filed or caused to be filed any lawsuits against WellCare in any court whatsoever; (b) he has not filed or caused to be filed any charges or complaints against WellCare with any municipal, state or federal agency charged with the enforcement of any law; and (c) pursuant to and as a part of the Employee's complete, total and irrevocable release and discharge of WellCare, the Employee agrees, to the fullest extent permitted by law, not to file or cause to be filed a charge, complaint, grievance or demand for arbitration in any forum, which relates to any matter that is covered by the provisions of paragraph 3 and that occurred on or before the date of the Employee's execution of this Agreement.

          7. The Employee, whether as employee, partner, joint venturer, officer, director, manager, consultant, advisor, owner (direct or indirect) of more than one percent (1%) of the stock or equity interest of a corporation or other entity or otherwise, shall not, for the period in which he is receiving payments and benefits pursuant to paragraph 2 of this Agreement:

               (a)  provide any services to a health
maintenance organization that is in competition with WellCare in the States of Connecticut or New York;

               (b)  without the prior written consent of
WellCare, recruit or otherwise solicit or induce any employee of WellCare or any of its subsidiaries (including CT HMO) or affiliates to terminate his or her employment with, or otherwise terminate his or her relationship with, WellCare or any of its subsidiaries (including CT HMO) or affiliates, as the case may be.

               (c)   If any restriction set forth in this
paragraph 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time, over too great a range of activities, in too broad a geographic area or for any other reason, it shall be interpreted to extend only to the maximum extent, whether period of time, range of activities, geographic area or other terms, as to which it may be enforceable.

          In the event that the Employee elects not to receive or continue to receive, or is otherwise not receiving payments pursuant to paragraph 2(a), the provisions of paragraph 7(a) shall not apply; PROVIDED, HOWEVER, that in the event the Employee elects to accelerate the payments due to him under paragraph 2(a), the provisions of paragraph 7(a) shall continue to apply for the period of time covered by the accelerated lump sum payment.

          8. The Employee agrees not to disclose the terms, contents or execution of this Agreement, the claims that have been or could have been raised against WellCare as of the date of execution of this Agreement, and the facts and circumstances underlying any such claims except in the following circumstances:

               a.   The Employee may disclose the terms of
this Agreement to his immediate family, so long as such family member agrees to be bound by the confidential nature of this Agreement;

               b.   The Employee may disclose the terms of
this Agreement to (i) his counsel, tax advisors, auditors or accountants, so long as such persons agree in writing to be bound by the confidential nature of this Agreement, or (ii) taxing authorities, if requested by such authorities and so long as they are advised in writing of the confidential nature of this Agreement; and

               c.   Pursuant to the order of a court or
governmental agency of competent jurisdiction, or otherwise as may be required by law, or for purposes of securing enforcement of the terms and conditions of this Agreement.

          9. In the event the Employee is asked about the circumstances of his termination by a prospective employer he may state only that WellCare and the Employee mutually agreed to terminate his employment so that Employee could seek other opportunities.

          10. The terms, contents or execution of this Agreement, any claims that have been or could have been raised against WellCare as of the date of execution of this Agreement, and the facts and circumstances underlying any such claims shall not be admissible in any litigation, arbitration or proceeding in any forum for any purpose other than to secure enforcement of the terms and conditions of this Agreement, except as required by law.

          11. Employee agrees not to issue any communication, written or otherwise, that disparages, criticizes or otherwise reflects adversely or encourages any adverse action against WellCare, except if testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law.

          12.   Except as required by law, Employee
specifically agrees that he will not at any time, in any fashion, form, or manner, either directly or indirectly, divulge, disclose, or communicate to any person, firm or corporation, in any manner whatsoever any information of any kind, nature, or description concerning any matters affecting or relating to the business of WellCare, including, without limiting the generality of the foregoing, the names of any of its customers, the prices it obtains or has obtained, or at which it sells or has sold its products or services, or any other information of, about, or concerning the business of WellCare, its manner of operation, its plans, processes, or other data of any kind, nature, or description, without regard to whether any or all of the foregoing matters would be deemed confidential, material, or important, the parties hereto stipulating that as between them, the same are important, material, and confidential, and gravely affect the successful conduct of the business of WellCare and its goodwill, and that any breach of the terms of this paragraph is a material breach of this Agreement.

          13. Upon service on the Employee, or anyone acting on his behalf, of any subpoena, order, directive or other legal process requiring the Employee to engage in conduct encompassed within paragraphs 6, 8, 10, 11 or 12 of this Agreement, the Employee or his attorney shall immediately notify Seth I. Truwit, Esq., Epstein Becker & Green, P.C., 250 Park Avenue, New York, New York 10177 and Joseph R. Papa, Chief Executive Officer of WellCare in writing within two business days of such service.

          14.  Employee agrees that he will assist and
cooperate with WellCare in connection with the defense or prosecution of any claim that may be made against or by WellCare, or in connection with any ongoing or future investigation or dispute or claim of any kind involving WellCare, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by Employee, pertinent knowledge possessed by Employee, or any act or omission by Employee. Employee further agrees to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph.

          15. WellCare shall, to the maximum extent permitted by corporate laws of the States of New York and Connecticut or any other applicable jurisdiction (hereinafter referred to as the "Applicable Corporate Law"), indemnify Employee against judgements, fines, penalties, amounts paid in settlement and reasonable expenses actually incurred by him (including reasonable attorneys' fees) in the event he is made a party to any proceeding, other than an action by or in the right of WellCare, by reason of the fact that Employee is or was an employee, officer, director, or agent of WellCare. WellCare may also advance to Employee expenses incurred in defending any such proceedings to the maximum extent permitted by Applicable Corporate Law, contingent upon satisfaction of all requirements of said Applicable Corporate Law, including agreement by Employee to repay such advanced sums if he is later found not entitled to be indemnified by WellCare pursuant to Applicable Corporate Law. In accordance with the foregoing, no such indemnification shall be made unless, INTER ALIA, Employee is successful on the merits in the defense of any proceeding referenced above, employee acted in good faith and in a manner he reasonably believed to be in the best interests of WellCare and, with respect to any criminal action or proceeding, Employee had not reasonable cause to believe his conduct was unlawful. It is hereby agreed that such rights of indemnification shall be in addition to any other rights of indemnification Employee may have as an officer of WellCare, pursuant to the Bylaws of WellCare or otherwise.

          16. In consideration of the mutual promises, covenants, benefits and other good and valuable consideration contained in this Agreement, WellCare hereby releases and forever discharges and holds the Employee harmless from any and all claims, charges, complaints, liabilities, losses, obligations, promises, agreements, damages, actions and expenses, of any nature whatsoever, against the Employee which WellCare now has knowledge of as of the date of its execution of this Agreement, including without limitation, any and all claims, entitlements, and/or rights which WellCare had, referring, relating or pertaining to the Employee's employment with WellCare and his termination therefrom, but excluding (i) any liabilities, claims and demands which directly or indirectly result from any illegal conduct, act of fraud, theft or violation of any material regulation or law, committed by the Employee in connection with the Employee's employment with WellCare; and (ii) the Employee's obligations under this Agreement. The Employee represents to WellCare that he has not engaged in or concealed any conduct as encompassed within this paragraph 16(i).

          17. The failure of the Employee or WellCare to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof, or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

          18. The Employee acknowledges that he has been offered twenty-one (21) days from the date he received this Agreement within which to consider its terms, and that he has been advised that during such period he should consult an attorney regarding the terms of this Agreement. The Employee further acknowledges that his signature below indicates that he is entering into this Agreement freely, knowingly and voluntarily with a full understanding of its terms. The terms of this Agreement shall not become effective or enforceable until seven
(7) days following the date of the Employee's execution of this Agreement, during which time the Employee may revoke this Agreement by notifying WellCare in writing, by registered letter delivered to the attention of the undersigned representative of WellCare. Any such revocation must be received by 5:00 p.m. on or before the seventh day.

          19. This Agreement constitutes the entire agreement between the Employee and WellCare, and supersedes and cancels all prior oral and written agreements, if any, between the Employee and WellCare. Employee affirms that, in entering into this Agreement, Employee is not relying upon any oral or written promise or statement made by anyone at any time on behalf of WellCare.

          20. If any of the provisions, terms or clauses of this Agreement are declared illegal, unenforceable or ineffective in a legal forum, those provisions, terms and clauses shall be deemed severable, such that all other provisions, terms and clauses of this Agreement shall remain valid and binding upon both parties; PROVIDED, HOWEVER, if the Employee's release of WellCare as contained in paragraph 3 of this Agreement is declared by a court of competent jurisdiction to be illegal, unenforceable or ineffective and the Employee asserts against WellCare claims that the parties intended to be released under Paragraph 3, the Employee shall return to WellCare all monies paid to and the value of all benefits received by him under this Agreement within ten
(10) business days of any such determination.

          21. The Employee acknowledges and agrees that the restrictions and agreements contained in paragraphs 7 and 12 of this Agreement, in view of the nature of the Employee's position and of WellCare's business, are reasonable and necessary in order to protect WellCare's legitimate interests, and that any violation thereof would result in irreparable injuries to WellCare that would not be readily ascertainable or compensable in terms of money, and therefore the Employee further acknowledges that, in the event the Employee violates any of these restrictions, WellCare shall be entitled to obtain from any court of competent jurisdiction temporary, preliminary and permanent injunctive relief as well as damages, which rights shall be cumulative and in addition to any other rights or remedies to which it may be entitled. The Employee further agrees that in the event he breaches the terms of this Agreement, WellCare may immediately cease all payments pursuant to this Agreement, and WellCare shall be entitled to recover from the Employee all amounts paid to the Employee pursuant to this Agreement as well as all costs and reasonable attorneys' fees incurred as a result of WellCare's attempt to redress such breach or to enforce WellCare's rights and protect WellCare's legitimate interests; PROVIDED, HOWEVER, in the event the Employee breaches the terms of paragraph 2(a)(i) of this Agreement by not being reasonably available via telephone to answer questions from Joseph R. Papa or his designee, Employee shall be notified by WellCare of his breach and afforded two days to cure the breach before WellCare may cease all payments pursuant to this Agreement.

          22. The law of the State of New York will control any questions concerning the validity and interpretation of this Agreement, without regard to principles of conflicts of law. Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration in accordance with the applicable rules then obtaining of the American Arbitration Association and judgment on the award rendered may be entered in any court having jurisdiction thereof. The prevailing party in any such proceeding shall be entitled to reimbursement of its costs and expenses (including reasonable attorneys' fees) in connection with such proceedings.

          23. This Agreement has been reached by mutual and purely voluntary agreement of the parties, and the parties, by their signatures indicate their full agreement with, and understanding of, its terms. Employee acknowledges that Employee has been given a reasonable period of time to consider the Agreement, and that this Agreement has binding legal effect.

          24. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns, heirs, executors and legal representatives.

          25. This Agreement may not be changed or altered, except by a writing signed by the Employee and an authorized officer of WellCare.

                                   /s/  Douglas A. Hayward
                                   Name: Douglas A. Hayward


STATE OF CONNECTICUT          )
                    ) ss.: December 9, 1997
COUNTY OF NEW HAVEN )

          On this 9th day of December, 1997, before me personally came Douglas A. Hayward, to me known to be the individual described in the foregoing instrument, who executed the foregoing instrument in my presence, and who duly acknowledged to me that he executed the same.



                              Notary Public

                    THE WELLCARE MANAGEMENT GROUP, INC.


                              By:/s/Joseph R. Papa
                              Name:  Joseph R. Papa
                              Title: President/CEO

STATE OF NEW YORK             )
                    )  ss.:
COUNTY OF ULSTER              )

          On this 10th day of December, 1997, before me personally came Joseph R. Papa, to me known, who being by me duly sworn, did depose and say that he is President/CEO of The WellCare Management Group, Inc., the corporation described in and which executed the foregoing instrument; that he is duly authorized to execute said instrument on behalf of said corporation, and that he executed said instrument pursuant to that authority.

                    /s/Jeannine G. Earl
                    Notary Public
                    JEANNINE G. EARL
                    Notary Public, State of New York
                    No. 4937485
                    Qualified in Ulster County
                    Commission Expires July 25, 1998


                              WELLCARE OF CONNECTICUT, INC.

                                   By: /s/ Howard B. Lorch
                                   Its Secretary/Treasurer
STATE OF NEW YORK                  )
                              ) ss.:
COUNTY OF ULSTER                   )

          On this 10th day of December, 1997, before me personally came Howard B. Lorch, to me known, who being by me duly sworn, did depose and say that he is Secretary/Treasuer of WellCare of Connecticut, Inc., the corporation described in and which executed the foregoing instrument, that he is duly authorized to execute said instrument on behalf of said corporation, and that he executed said instrument pursuant to that authority.

                         /s/ Marianne Gilday
                         Notary Public, State of New York
                         Reg. #4917920
                         Qualified in Ulster County
                         Commission Expires January 19, 1998


                         WELLCARE OF NEW YORK, INC.


                         By:/s/ Joseph R. Papa
                         Name: Joseph R. Papa
                         Its President


STATE OF NEW YORK        )
                    )  ss.:
COUNTY OF ULSTER         )

          On this 10th day of December, 1997, before me personally came Joseph R. Papa, to me known, who being by me duly sworn, did depose and say that he is President of WellCare of New York, Inc., the corporation described in and which executed the foregoing instrument, that he is duly authorized to execute said instrument on behalf of said corporation, and that he executed said instrument pursuant to that authority.

                         /s/Jeannine G. Earl
                         Notary Public
                         JEANNINE G. EARL
                         Notary Public, State of New York
                         No. 4937485
                         Qualified in Ulster County
                         Commission Expires July 25, 1998